Exhibit 2.1

TERMINATION AND RELEASE AGREEMENT

     THIS TERMINATION AND RELEASE AGREEMENT (this “Agreement”) is made and entered into this 4th day of September, 2007, by and between Radian Group Inc., a Delaware corporation (“Radian”), and MGIC Investment Corporation, a Wisconsin corporation (“MGIC”) (together with Radian, the “Parties”).

W I T N E S S E T H:

     WHEREAS, Radian and MGIC entered into that certain Agreement and Plan of Merger, dated as of February 6, 2007, as heretofore amended (the “Merger Agreement,” terms not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement to the extent defined therein);

     WHEREAS, in connection with communications relating to the transactions contemplated by the Merger Agreement, Radian and MGIC entered into a Confidentiality Agreement, dated as of January 12, 2007 (the “Confidentiality Agreement”);

     WHEREAS, each of the Parties holds approximately 40.96% of the Class A Common Units and 50% of the Preferred Units in Sherman Financial Group LLC (“Sherman”);

     WHEREAS, the Parties have been in negotiations with a third person set forth on Schedule 1 (the “Third Person”) with respect to the terms of a potential transaction (the “Potential Sherman Transaction”), whereby the Third Person or its affiliates would acquire from each of the Parties approximately 1,425,335 of their respective Class A Common Units (such interests, the “Class A Interests to be Sold”) and all of their respective Preferred Units;

     WHEREAS, each of the Parties holds an interest of approximately 46% in Credit-Based Asset Servicing and Securitization LLC (“C-Bass”); and

     WHEREAS, the boards of directors of each of Radian and MGIC have determined to terminate the Merger Agreement and release each other from duties, rights, claims, obligations and liabilities arising from, in connection with, or relating to, the Merger Agreement, in each case on the terms and subject to the conditions and limitations set forth herein.

     NOW, THEREFORE, in consideration of the covenants and agreements herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Radian and MGIC agree as follows:

     1. Termination of Merger Agreement. Effective immediately, Radian and MGIC hereby abandon the Merger and all other transactions contemplated by the Merger Agreement and mutually terminate the Merger Agreement pursuant to Section 8.1(a) thereof, as a result of which no provision of the Merger Agreement, including Section 8.2 and Article IX thereof, shall survive. Notwithstanding anything to the contrary contained in the Merger Agreement, no Radian Releasee (as defined herein) or MGIC Releasee (as defined herein) shall have any liability or obligation under the Merger Agreement, including as a result of any action or failure to act in connection with the Merger Agreement.

     2. Publicity; Confidentiality Agreements; Clean Team.

     (a) Radian and MGIC shall issue a joint press release in the form, and containing the contents, of Exhibit A to this Agreement before the opening of the New York Stock Exchange on the first Business Day immediately following the execution and delivery hereof (or if this Agreement is executed and delivered on a Business Day prior to the opening of such Exchange, as promptly as practicable after such execution and delivery).

     (b) The Confidentiality Agreement shall remain in full force and effect in accordance with its terms, except for the third and sixth paragraphs thereof, which shall be deemed terminated as of the date hereof, and except as expressly amended by the third sentence of this Section 2(b). In addition, all information furnished pursuant to Section 6.2(a) of the Merger Agreement shall continue to be subject to the Confidentiality Agreement. The fourth to last paragraph of the Confidentiality Agreement is hereby amended so that the phrase “second anniversary of the date hereof” shall instead be a reference to the second anniversary of the date of this Agreement. The changes to the Confidentiality Agreement effected by the first and third sentences of this Section 2(b) are referred to as the “Confidentiality Agreement Changes.” The online data rooms that the Parties have separately maintained through Merrill Communications LLC (“Merrill”) shall be shut down as soon as practicable, and the Parties shall each instruct Merrill accordingly. As soon as practicable, MGIC shall instruct Deloitte Consulting LLP to immediately terminate both Parties’ access to the online data rooms maintained by Documentum, a division of EMC Corporation (“Documentum”). At a time that the Parties mutually agree in light of the collaboration regarding Clean Team Members contemplated by Section 2(d), MGIC shall instruct Deloitte Consulting LLP to have destroyed all information in the online data rooms maintained by Documentum, including all back-up copies thereof.

     (c) Except as necessary to comply with applicable regulatory requirements relating to the preservation of records and applicable law related to spoliation (which shall be conclusively determined for purposes of this Agreement by advice rendered in good faith by outside counsel to the Party to whom such exception applies), each Party shall promptly (i) destroy all written Evaluation Material (as defined in the Confidentiality Agreement) received by such Party pursuant to the Confidentiality Agreement or Section 6.2(a) of the Merger Agreement and will not retain any copies, extracts or other reproductions in whole or in part of such written material, in each case pursuant and subject to the provisions of the eighth paragraph of the Confidentiality Agreement, and (ii) deliver to the other Party a written certificate executed by an authorized officer of the certifying Party, certifying such destruction. The Parties acknowledge that they have other agreements relating to the confidential treatment of information, including the Joint Defense Agreement, dated February 1, 2007, among MGIC, Radian, Foley & Lardner LLP and Wachtell, Lipton, Rosen & Katz, as amended (the “JDA”), and agree that information provided under such agreements constitutes Evaluation Material under the Confidentiality Agreement and shall be destroyed as provided in this Section 2(c).

     (d) The (i) “MGIC / Radian Merger ‘Clean Team’ Procedures” dated as of June 26, 2007 (the “Clean Team Procedures”) agreed upon by MGIC and Radian and (ii) confidentiality letter agreements (the “Clean Team Confidentiality Agreements”) executed by MGIC, Radian and the persons identified on Exhibit A of the Clean Team Procedures (the “Clean Team Members”) shall remain in full force and effect. On the first Business Day

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immediately following the execution and delivery hereof, each Party shall send an e-mail to each Clean Team Member that is an employee of such Party (y) stating that the applicable Clean Team Confidentiality Agreement is unaffected by this Agreement and remains in full force and effect and (z) instructing such Clean Team Member to immediately report, to the Party’s Chief Compliance Officer (in the case of MGIC) or the Party’s Chief Compliance Officer or General Counsel (in the case of Radian), any attempt by any person to induce such Clean Team Member to violate the applicable Clean Team Confidentiality Agreement. Promptly after the date of this Agreement, the Parties shall use reasonable best efforts to agree on appropriate measures to protect the information covered by the Clean Team Confidentiality Agreements, including appropriate job responsibilities of the Clean Team Members.

     (e) By executing this Agreement, MGIC and Radian hereby withdraw from the JDA. However, as set forth in the JDA, such withdrawal does not affect or impair the obligations imposed under the JDA nor affect the existence of attorney client privilege or work product protection with respect to Communications and Materials, as defined under the JDA, furnished prior to the withdrawal and pursuant to the JDA.

     3. Non-Solicitation. Each of the Parties agrees that, for a period of twelve months from the date hereof, none of its officers, directors or employees, or those of their respective controlled affiliates, who were involved in the negotiation of the Merger Agreement or the integration planning for the Potential Merger, or who had access to or were provided with the Evaluation Material, will, directly or indirectly, solicit to employ or employ any of the current officers or employees of the other Party or its subsidiaries with whom the Party or its Representatives (as defined in the Confidentiality Agreement) had contact in connection with such negotiation or integration planning (which shall include officers and employees that such Party interviewed, in person or telephonically, for potential employment by the Surviving Corporation), without obtaining the prior written consent of the other Party; provided that (i) the foregoing shall not apply (w) to specific employees with whom either Party, as the case may be, had commenced discussions regarding a potential employment relationship prior to such contact or identification, as applicable, (x) to general solicitations through media advertisements or employment search firms in the ordinary course of business that are not specifically targeted at the other Party or its subsidiaries or its or their officers or employees, or (y) to solicitations made directly by the Party’s non-employee parent company directors of officers or employees of the other Party (1) with whom such directors have not had contact with in connection with the matters contemplated hereby and (2) who were not identified to such independent directors, directly or indirectly, as a result of our investigation of the other Party, and (ii) neither Party shall be precluded from hiring any officer or employee who is not, at the time of commencement of employment discussions between the hiring Party and such employee, in the employ of the other Party or its subsidiaries, in each case provided such hiring is consistent with such employee’s contractual obligations to the other Party or its subsidiaries.

     4. Fees and Expenses. No Party shall pay any fee to the other Party pursuant to Section 8.2 of Merger Agreement as a result of the termination of the Merger Agreement contemplated hereby. All costs and expenses incurred in connection with this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby shall be paid by the Party incurring such cost or expense; provided, however, that there shall be borne equally by MGIC and Radian (i) the costs and expenses of printing and mailing the Joint Proxy Statement,

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all filing and other fees paid to the SEC in connection with the Merger, (ii) any filing fee required under the HSR Act in connection with the Merger, and (iii) the fees and expenses of Deloitte Consulting LLP incurred in connection with technology matters relating to the Merger pursuant to letter agreements between MGIC and Deloitte dated May 30, 2007 and June 22, 2007; and provided, further, that expenses through the date hereof (or in the case of investment banking fees and expenses due at the closing of the Potential Sherman Transaction, as of the date on which such fees and expenses are due) associated with the disposal or attempted disposal of portions of MGIC’s and Radian’s interests in C-Bass and Sherman shall be borne as provided in Schedule 5.2 of the MGIC Disclosure Schedule to the Merger Agreement, except that the expenses of MGIC to be taken into account under this proviso shall not exceed $500,000 and the expenses of Radian to be taken into account under this proviso shall not exceed $25,000.

     5. Mutual Release.

     (a) As of the date hereof, MGIC, on behalf of itself and each of its successors, subsidiaries, controlled affiliates, divisions, and assignees (the “MGIC Releasors”) does, to the fullest extent permitted by law, hereby fully release, forever discharge and covenant not to sue Radian, any of its successors, subsidiaries, affiliates, divisions, or assignees, and any of their respective officers, directors, employees, representatives, agents, financial advisors, auditors, attorneys, heirs, administrators, devisees or legatees (collectively the “Radian Releasees”) (it is understood that neither C-Bass nor Sherman nor any of their respective officers or employees are MGIC Releasors or Radian Releasees), of, from, and with respect to, any and all manner of claims, rights, actions, causes of action, suits, liens, obligations, accounts, debts, demands, agreements, promises, liabilities, controversies, costs, expenses and fees (including attorney’s, financial advisor’s, lender’s or other fees) whatsoever, whether arising in law or equity, whether based on any federal, state or foreign law or right of action, mature or unmatured, contingent or fixed, liquidated or unliquidated, known or unknown, accrued or unaccrued, which MGIC Releasors, or any of them, ever had or now have or can have or shall or may hereafter have against the Radian Releasees or any of them, in connection with, arising out of or which are in any way related to the Merger Agreement, or any duties, actions, omissions, commitments, agreements, transactions, statements, or representations made to the MGIC Releasors in connection with the Merger, which include any actions taken prior to the date hereof in connection with the proposed dispositions of C-Bass and Sherman or the liquidity crisis involving C-Bass; provided, however, that nothing herein shall be deemed to constitute a release, discharge or covenant not to sue with respect to any claim, action, cause of action or suit arising on or after the date of this Agreement out of (i) this Agreement, (ii) the Confidentiality Agreement, (iii) the Fourth Amended and Restated Limited Liability Company Agreement of C-Bass, effective June 30, 2003, (iv) the Fifth Amended and Restated Limited Liability Company Agreement of C-Bass, effective July 1, 2006 to the extent such Limited Liability Company Agreement is legally effective, (v) the Fourth Amended and Restated Limited Liability Company Agreement of Sherman, dated as of July 1, 2006 (the “Sherman L.L.C. Agreement"), (vi) the JDA, (vii) the Clean Team Procedures, or (viii) the Clean Team Confidentiality Agreements. For the avoidance of doubt, the Parties acknowledge that none of the limited liability company agreements specified in clauses (iii)-(v) in the immediately preceding sentence is related to the Merger.

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     (b) As of the date hereof, Radian, on behalf of itself and each of its successors, subsidiaries, controlled affiliates, divisions, and assignees (the “Radian Releasors”), does, to the fullest extent permitted by law, hereby fully release, forever discharge and covenant not to sue MGIC and any of its parents, successors, subsidiaries, affiliates, divisions, or assignees, and any of their respective officers, directors, employees, representatives, agents, financial advisors, auditors, attorneys, heirs, administrators, devisees or legatees (collectively, the “MGIC Releasees”) (it is understood that neither C-Bass nor Sherman nor any of their respective officers or employees are Radian Releasors or MGIC Releasees), of, from, and with respect to, any and all manner of claims, rights, actions, causes of action, suits, liens, obligations, accounts, debts, demands, agreements, promises, liabilities, controversies, costs, expenses and fees (including attorney’s, financial advisor’s, lender’s or other fees) whatsoever, whether arising in law or equity, whether based on any federal, state or foreign law or right of action, mature or unmatured, contingent or fixed, liquidated or unliquidated, known or unknown, accrued or unaccrued, which the Radian Releasors ever had or now have or can have or shall or may hereafter have against the MGIC Releasees or any of them, in connection with, arising out of or which are in any way related to the Merger Agreement, or any duties, actions, omissions, commitments, agreements, transactions, statements, or representations made to the Radian Releasors in connection with the Merger, which include any actions taken prior to the date hereof in connection with the proposed dispositions of C-Bass and Sherman or the liquidity crisis involving C-Bass; provided, however, that nothing herein shall be deemed to constitute a release, discharge or covenant not to sue with respect to any claim, action, cause of action or suit arising on or after the date of this Agreement out of (i) this Agreement, (ii) the Confidentiality Agreement, (iii) the Fourth Amended and Restated Limited Liability Company Agreement of C-Bass, effective June 30, 2003, (iv) the Fifth Amended and Restated Limited Liability Company Agreement of C-Bass, effective July 1, 2006 to the extent such Limited Liability Company Agreement is legally effective, (v) the Fourth Amended and Restated Limited Liability Company Agreement of Sherman, dated as of July 1, 2006, (vi) the JDA, (vii) the Clean Team Procedures, or (viii) the Clean Team Confidentiality Agreements. For the avoidance of doubt, the Parties acknowledge that none of the limited liability company agreements specified in clauses (iii)-(v) in the immediately preceding sentence is related to the Merger.

     6. Representations and Warranties.

     (a) Representations and Warranties of Radian. Radian represents and warrants to MGIC that: (i) Radian has all requisite corporate power and authority to enter into this Agreement and to take the actions contemplated hereby; (ii) the execution and delivery of this Agreement and the actions contemplated hereby have been duly authorized by all necessary corporate action on the part of Radian, including approval of the board of directors of Radian by a vote of a majority of the members of its entire board; and (iii) this Agreement has been duly and validly executed and delivered by Radian and constitutes a legal, valid and binding obligation of Radian enforceable against Radian in accordance with its terms.

     (b) Representations and Warranties of MGIC. MGIC represents and warrants to Radian that: (i) MGIC has all requisite corporate power and authority to enter into this Agreement and to take the actions contemplated hereby; (ii) the execution and delivery of this Agreement and the actions contemplated hereby have been duly authorized by all necessary corporate action on the part of MGIC, including approval of the board of directors of MGIC by a

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vote of a majority of the members of its entire board; and (iii) this Agreement has been duly and validly executed and delivered by MGIC and constitutes a legal, valid and binding obligation of MGIC enforceable against MGIC in accordance with its terms.

     7. Entire Agreement; Third Parties. This Agreement, the Confidentiality Agreement with the Confidentiality Agreement Changes, the JDA (to the extent provided in Section 2(e)), the Clean Team Confidentiality Agreements and the Clean Team Procedures constitute the entire agreement between Radian and MGIC with respect to the subject matter hereof and supersede all other agreements and understandings, both written and oral, between Radian and MGIC with respect to the subject matter hereof. Except for the provisions of Section 5 hereof, this Agreement is not intended to (and does not) confer on any person other than Radian and MGIC any rights or remedies or impose on any person other than Radian and MGIC any obligations.

     8. Cooperation. Radian and MGIC shall cooperate with each other and promptly prepare and file all necessary documentation to withdraw all applications, notices, petitions and filings made with, and shall use their reasonable best efforts to terminate the proceedings before, any Governmental Entity in connection with the Merger Agreement. Without limiting the generality of the foregoing, MGIC shall as promptly as practicable cause to be dismissed without costs the complaint filed by MGIC against Radian in the United States District Court for the Eastern District of Wisconsin on August 20, 2007.

     9. Non-Disparagement. Each of Radian and MGIC shall:

     (a) use their reasonable best efforts to cause their respective current and future directors who are not executive officers not to make any statement publicly for a period of 18 months from the date hereof related to the Merger Agreement, the transactions contemplated thereby or this Agreement that denigrates or disparages Radian (in the case of such a director of MGIC) or MGIC (in the case of such a director of Radian), or any of the other’s affiliates; and

     (b) use their reasonable best efforts to cause their respective current and future officers listed on Schedule 2 (“Covered Officers”) not to, directly or indirectly, whether in writing or orally, for a period of 18 months from the date hereof publicly make any statement related to the Merger Agreement, the transactions contemplated thereby or this Agreement that denigrates or disparages MGIC (in the case of such a Covered Officer of Radian) or Radian (in the case of such a Covered Officer of MGIC), or any of the other’s affiliates, or any current directors or executive officers of the other; and

     (c) promptly (in no event later than the third business day following the date hereof) instruct in writing their sales personnel as provided on Schedule 3;

provided, however, that for the avoidance of doubt the foregoing (i) shall not be deemed to prevent or impair any person covered thereby from testifying in any legal or administrative proceeding, responding to inquiries or requests for information by any regulator or auditor, or taking any other action that is, in the opinion of legal counsel for a Party, required by law, or to prevent the Parties from making statements in any pleadings, court papers or in open court in any

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action brought by one of the Parties in connection with a breach of this Agreement or the Confidentiality Agreement or in any action brought by any other person relating to the Merger Agreement or this Agreement, and (ii) shall not restrict the ability of the Parties to engage in competition with each other. As used in this Section 9, a statement is made “publicly” if it is made to a person who is not (x) a director, employee, advisor or representative of MGIC, if the statement is made by a director or Covered Officer of MGIC, and (y) a director, employee, advisor or representative of Radian, if the statement is made by a director or Covered Officer of Radian, except that in the case of (x) and (y), statements made to members of the immediate family (as defined in the Corporate Governance rules of the New York Stock Exchange as in effect on the date of this Agreement) of a director or Covered Officer shall not be deemed to be made publicly. If during the 18 months after the date hereof a current or future director of a Party who is not an executive officer of the Party makes any statement publicly related to the Merger Agreement, the transactions contemplated thereby or this Agreement that denigrates or disparages Radian (in the case of such a director of MGIC) or MGIC (in the case of such a director of Radian), or any of the other’s affiliates or if a Covered Officer of a Party publicly makes any statement related to the Merger Agreement, the transactions contemplated thereby or this Agreement that denigrates or disparages MGIC (in the case of such a Covered Officer of Radian) or Radian (in the case of such a Covered Officer of MGIC), or any of the other’s affiliates, then the other Party may notify that Party of its objection to the statement, providing reasonable detail regarding such the statement. Promptly following receipt of such notice, the Party receiving the notice shall attempt to confirm the facts surrounding the alleged statement, and if in its good faith opinion the contents of the notice are accurate, then the Party receiving the notice shall promptly make, in a manner that would qualify as “public disclosure” for purposes of Regulation FD promulgated by the Securities and Exchange Commission, an appropriate retraction or correction.

     10. Domain Names. MGIC agrees that it shall not make any use of, sell or transfer any Internet domain name containing the word “Radian.” Radian agrees that it shall not make any use of, sell or transfer any Internet domain name containing the word “MGIC.”

     11. Sherman.

     (a) Each of the Parties shall be free to complete the Potential Sherman Transaction on the terms currently under discussion or such other terms as it can negotiate with the Third Person, except that (i) neither Party shall be permitted pursuant to the provisions of this Section 11 to sell more interests than the Class A Interests to be Sold and the Preferred Interests (other than as a result of the Additional Sale provided for herein), (ii) the payment to be made at closing for each Party’s Class A Interests to be Sold and the Preferred Units shall not be greater than the amounts set forth on Schedule 1, (iii) the closing of the transactions with respect to each Party's interests shall occur simultaneously absent legal, regulatory or other factors that delay the ability of the other Party to consummate the sales contemplated by this Section 11, and (iv) neither Party shall be entitled to greater management, board or other governance rights than the other Party as a result of the Potential Sherman Transaction (although such rights could change in the future to the extent a Party sells additional equity in Sherman). Each Party acknowledges that the foregoing is not binding upon the Third Person.

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     (b) Each of the Parties agrees on behalf of itself and each of its controlled affiliates that it shall not object to, and shall give such consents or approvals as may be necessary under the terms of the Sherman L.L.C. Agreement to permit, any Transfer (as defined in the Sherman L.L.C. Agreement) of their respective Class A Interests to be Sold, the Additional Sale and the Transfer of their respective Preferred Units as provided by this Section 11 notwithstanding any limitations thereon contained in Article IX of the Sherman L.L.C. Agreement (including without limitation any rights of first refusal or tag-along rights) or otherwise; provided, however, any Transfer effected pursuant to the foregoing must be effected within nine months of the date hereof. In addition to the sale of the Class A Interests to be Sold and the Preferred Interests, Radian may also sell to the Third Person an additional number of Class A Common Units that approximates 245,000 if the terms of such sale do not provide for the payment of any consideration other than at the closing of the sale of such additional Class A Common Units, and the payment to be made at closing is not greater than the amount set forth on Schedule 1 with respect to the additional sale (such sale, an “Additional Sale”). If a definitive agreement for an Additional Sale is entered into on or before September 14, 2007, MGIC shall have the right to irrevocably elect to sell to the Third Person 122,500 of the 245,000 additional Class A Interests by giving written notice to Radian within three business days of the date of such definitive agreement of its desire to sell such additional Class A Interests at the price and on the terms agreed upon by Radian and the Third Person, except that any such terms shall not include any restrictions on the conduct of MGIC that are not also imposed on Radian or any benefits to Radian that are not also extended to MGIC. In the event such a definitive agreement is entered into after September 14, 2007, the provisions of the preceding sentence shall have no application.

     12. Litigation.

     (a) Each of the Parties submits to the jurisdiction of any federal court located in the State of New York (or, to the extent that subject matter or personal jurisdiction does not exist in any such federal court, then in any New York state court located in New York County; together with such federal courts, the “New York Courts”) in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each Party hereto irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Each Party agrees not to assert, by way of motion, as a defense or otherwise, in any action or proceeding in which such a claim is asserted, that it is not subject personally to the jurisdiction of the New York Courts, that the claim is brought in an inconvenient forum, that the venue of the action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by the New York Courts. Each Party further irrevocably submits to the jurisdiction of the New York Courts with respect to any such action or proceeding.

     (b) Service of process shall be effective against any Party if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested), or delivered by an express courier (with confirmation) to such Party as follows:

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If to MGIC, to:

MGIC Investment Corporation 270 East Kilbourn Avenue Milwaukee, WI 53202 Attention: General Counsel Telecopier: (414) 347-6959

with a copy to:

Foley & Lardner LLP 777 East Wisconsin Avenue Milwaukee, WI 53202 Attention: Thomas L. Shriner, Jr. Telecopier: (414) 297-4900

If to Radian, to:

Radian Group Inc. 1601 Market Street Philadelphia, PA 19103 Attention: General Counsel Telecopier: (215) 405-9160

with a copy to:

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, NY 10019 Attention: Eric M. Roth Telecopier: (212) 403-2000

     (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY.

     (d) EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE WAIVER IN SECTION 12(c), (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) SUCH PARTY MAKES SUCH WAIVER VOLUNTARILY AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, AGREEMENTS AND CERTIFICATIONS IN SECTION 12(c) AND THIS SECTION 12(d).

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     13. Amendment, Modification and Waiver. This Agreement may be amended, modified, and supplemented only by a written instrument signed on behalf of each of Radian and MGIC by a duly authorized officer. No delay on the part of either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either Party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

     14. Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Neither MGIC nor Radian admits that Sherman or C-Bass is an affiliate of such Party, and for purposes of this Agreement, references to affiliates of MGIC shall not include Sherman or C-Bass, and references to affiliates of Radian shall not include Sherman or C-Bass.

     15. Representation by Counsel; Mutual Drafting. The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the negotiation and drafting of this Agreement and hereby waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

     16. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within the State of Delaware, without regard to any applicable conflicts of law principles, except to the extent the provisions of this Agreement are expressly governed by or derive their authority from the provisions of the WBCL, in which case the WBCL shall be the governing law.

     17. Incorporation by Reference. The provisions of Sections 9.4 and 9.6 of the Merger Agreement are hereby incorporated by reference herein, with the same force and effect as if set forth in full herein, it being understood that references in any such Section to “this Agreement” shall be deemed only to refer to this Agreement.

     18. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns, provided, however, that this Agreement is not assignable by either Party without the prior written consent of the other Party.

     19. Execution. Delivery of executed signature pages by facsimile or pdf shall be sufficient to render this Agreement effective.

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     IN WITNESS WHEREOF, MGIC and Radian have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

MGIC INVESTMENT CORPORATION

By:	/s/ J. Michael Lauer
Name:	J. Michael Lauer
Title:	Executive Vice President and Chief
Financial Officer

RADIAN GROUP INC.

By:	/s/ S.A. Ibrahim
Name:	S.A. Ibrahim
Title:	Chief Executive Officer

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